Exhibit 4.1

VISHAY INTERTECHNOLOGY, INC.
And
HSBC BANK USA, NATIONAL ASSOCIATION as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of December 23, 2020
TO
INDENTURE
Dated as of June 12, 2018

2.25% Convertible Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE dated as of December 23, 2020 (this “Supplemental Indenture”), to the Indenture dated as of June 12, 2018 (the “Base Indenture”) between Vishay Intertechnology, Inc., a Delaware corporation (the “Company”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer and the Trustee have heretofore executed and delivered the Base Indenture, and the Issuer has issued pursuant to the Base Indenture its 2.25% Convertible Senior Notes due 2025 (the “Securities”);
WHEREAS, Section 10.01 of the Base Indenture provides that the Company, when authorized by the resolutions of the Board of Directors, and the Trustee, at the Company's expense, may from time to time and at any time enter into an indenture or indentures supplemental thereto in order to fix a Specified Dollar Amount (as defined in the Base Indenture) that shall apply to all future conversions of Notes and provide that the Company shall be required to satisfy its Conversion Obligations by paying cash with respect to such Specified Dollar Amount;
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Board of Directors of the Company, and the Company has delivered to the Trustee such Board Resolution (as defined in the Base Indenture);
WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer and the Trustee hereby agree as follows:
ARTICLE 1
Section 1.1. Definitions.
Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Base Indenture.
ARTICLE 2
Section 2.1. Amendment to Definition of Specified Dollar Amount.
Section 1.1 of the Base Indenture is amended with respect to the Securities by deleting the definition of “Specified Dollar Amount” and inserting in lieu thereof the following:
"Specified Dollar Amount" means $1,000 per $1,000 principal amount of Notes.
Section 2.2. Amendments to Section 14.02 of the Base Indenture.
Section 14.02 of the Base Indenture is amended with respect to the Securities by inserting at the end thereof the following:
(k) Notwithstanding anything herein to contrary, all conversions of the Notes shall be settled by Combination Settlement and the Specified Dollar Amount shall be $1,000 per $1,000 principal amount of Notes.

ARTICLE 3
Section 3.1. Effectiveness of Amendments to Base Indenture.
This Supplemental Indenture shall be effective upon the date hereof as first set forth above.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Base Indenture, as modified by this Supplemental Indenture, the provisions of the Base Indenture, as modified by this Supplemental Indenture, shall control.
Section 3.2. Continuing Effect of Base Indenture.
Except as expressly provided herein, all of the terms, provisions and conditions of the Base Indenture and the Securities shall remain in full force and effect.
Section 3.3. Construction of Supplemental Indenture.
This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Base Indenture with respect to the Securities and shall be construed in connection with and as part of the Base Indenture for all purposes with respect to the Securities, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Base Indenture shall be bound by the Base Indenture as amended by this Supplemental Indenture.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
Section 3.4. Trust Indenture Act Controls.
If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Base Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.
Section 3.5. Trustee Disclaimer.
The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 3.6. Counterparts.
The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy (including facsimile copies) shall be an original, but all of them together represent the same agreement.
Section 3.7. Severability.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.
VISHAY INTERTECHNOLOGY, INC.

By: /s/ David McConnell
Name: David McConnell
Title: Senior Vice President - Corporate Treasurer and Risk Management

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Associate Director